Exhibit 21.1

List of Subsidiaries of Okta, Inc.

Okta Australia Pty Limited (Australia)
Okta France SAS (France)
Okta GmbH (Germany)
Okta Identity Ireland Limited (Ireland)
Okta Identity Korea Limited (Korea)
Okta Identity Netherlands B.V. (Netherlands)
Okta Identity Philippines Inc. (Philippines)
Okta Japan K.K. (Japan)
Okta SG Pte. Ltd. (Singapore)
Okta Software Canada, Inc. (Canada)
Okta Switzerland GmbH (Switzerland)
Okta UK LTD (United Kingdom)
SaaSure Sweden AB (Sweden)
Townsend Street Labs, Inc. (Delaware)
Auth0 Argentina S.A. (Argentina)
Auth0 Australia Pty Ltd (Australia)
Auth0, Inc. (Delaware)
Auth0 International LLC (Delaware)
Auth0 KK (Japan)
Auth0 Ltd. (United Kingdom)
Auth0 Uruguay S.A. (Uruguay)